Exhibit 107

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $0.0001 par value	2,000,000 shares	$36.95 (2)	$73,900,000	$8,144

(1)

Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Viasat, Inc. 401(k) Profit Sharing Plan (the “401(k) Plan”). Pursuant to Rule 416 under the Securities Act, this registration statement shall also cover any additional shares of common stock of Viasat, Inc., a Delaware corporation (“Viasat” or the “registrant”), that may be issued pursuant to the 401(k) Plan by reason of any stock split, stock dividend, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of Viasat common stock.

(2)

The Proposed Maximum Offering Price Per Share has been estimated in accordance with Rule 457(c) under the Securities Act solely for the purpose of calculating the registration fee. The computation is based upon the average of the high and low prices of Viasat common stock as reported on the Nasdaq Global Select Market on May 16, 2023, because the offering price of the securities to be granted in the future is not currently determinable.

Proposed sales to take place as soon after the effective date of the registration statement as awards granted under the above-named plan are granted, exercised and/or distributed.